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                                                                     EXHIBIT 4.5




                             AMENDMENT NO. 4 TO THE
                        POOLING AND SERVICING AGREEMENT

                 THIS AMENDMENT NO. 4 (this "Amendment") is made as of November 22, 1996, by and among Navistar Financial Securities Corporation, a Delaware corporation ("NFSC"), Navistar Financial Corporation, a Delaware corporation ("NFC"), and The Chase Manhattan Bank, as Trustee (the "Trustee").

                 NFSC, as Seller, NFC, as Servicer, and the Trustee are parties to a Pooling and Servicing Agreement, dated as of December 1, 1990 (as amended
from time to time, the "Pooling and Servicing Agreement").   Pursuant to
Section 13.01(b) of the Pooling and Servicing Agreement, NFSC, NFC and the Trustee have agreed to amend the Pooling and Servicing Agreement in the manner set forth herein. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Pooling and Servicing Agreement.

                 1.       Amendment.       Subparagraph (n) of the definition
of "Eligible Dealer Note" in Section 1.01 of the Pooling and Servicing Agreement is hereby amended and restated to read in its entirety as follows:

                 '(n)     which, when the principal amount of such Dealer Note
                 is added to the principal amount of the other outstanding Dealer Notes issued by the same Dealer previously or concurrently transferred to the Trust, shall not cause the sum of the principal amounts of all such Dealer Notes to exceed the greater of (1) $4,000,000 or (2) 2% of the sum of the aggregate principal balance of Dealer Notes and the aggregate principal amount of Investment Securities in the Trust as of the close of business on the Business Day preceding the date on which such Dealer Note is to be transferred (the "Concentration Limit"); provided that the Seller may from time to time in its sole discretion decrease or increase (but not above the greater of clauses (1) or (2) above) the Concentration Limit with respect to any Dealer;'

                 2. Miscellaneous. This Amendment shall be construed in accordance with the internal laws of the State of Illinois, without reference to its conflict of law provisions. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one and the same instrument. Promptly after the execution of this Amendment the Trustee shall furnish written notification of the substance of this Amendment to each Investor Certificateholder.

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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 4 to the Pooling and Servicing Agreement to be duly executed by their respective officers as of the date first written above.

                                        NAVISTAR FINANCIAL SECURITIES
                                        CORPORATION
                                             as Seller


                                        By:____________________________________

                                        Its:___________________________________

                                        NAVISTAR FINANCIAL CORPORATION
                                             as Servicer

                                        By:____________________________________

                                        Its:___________________________________

                                        THE CHASE MANHATTAN BANK
                                             as Trustee

                                        By:____________________________________

                                        Its:___________________________________





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